Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Corebridge Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule(2)	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	40,000,000	$21.00	$840,000,000	$92.70 per $1,000,000	$77,868

Total Offering Amounts					$840,000,000		$77,868
Total Fee Offsets							$0

Net Fee Due							$77,868

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover any additional shares of common stock, $0.01 par value, of Corebridge Financial, Inc. (the “Company”) that become issuable under the Corebridge Financial, Inc. 2022 Omnibus Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization, or any other similar transaction.

(2)
Computed pursuant to Rule 457(h) under the Securities Act solely for purpose of determining the registration fee, based upon 40,000,000 shares reserved for issuance pursuant to awards under the Plan, at an assumed price of $21.00 per share, which is the Company’s initial public offering price.